SeraCare Acknowledges Receipt of Unsolicited Proposal from MSMB Capital

MILFORD, MA., June 23, 2011 — SeraCare Life Sciences, Inc. (NASDAQ: SRLS), a global life sciences company providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics, today acknowledged the receipt of an unsolicited offer from MSMB Capital proposing to purchase all of the outstanding shares of SeraCare for $4.25 per share. It is anticipated that the SeraCare Board of Directors will review the proposal in due course.

About SeraCare Life Sciences, Inc.:
SeraCare serves the global life sciences industry by providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics. The Company’s innovative portfolio includes diagnostic controls, plasma-derived reagents and molecular biomarkers, biobanking and contract research services. SeraCare’s quality systems, scientific expertise and state-of-the-art facilities support its customers in meeting the stringent requirements of the highly regulated life sciences industry.

Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about SeraCare Life Sciences, Inc. (“SeraCare” or the “Company”). All statements regarding our future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budget, projected costs or cost savings, capital expenditures, competitive positions, growth opportunities for existing products or products under development, plans and objectives of management for future operations and markets for stock are forward-looking statements. In addition, forward-looking statements include statements in which we use words such as “expect,” “believe,” “anticipate,” “intend,” or similar expressions. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, we cannot assure you that these assumptions will prove to have been correct, and actual results may differ materially from those reflected in the forward-looking statements. Factors that could cause our actual results to differ from the expectations reflected in the forward-looking statements in this press release include, but are not limited to, prolonged impairment of sales from changes in our sales organization, potential difficulties hiring sales personnel with the desired qualifications, revenue shortfalls arising from customer transitions to new products, unpredictability in large customer orders, failure to maintain proper inventory levels, availability of financing, reductions or terminations of government or other contracts, interruption in our supply of products or raw materials, actions of SeraCare’s competitors, changes in the regulatory environment, delays in new product introductions, lack of market acceptance of new products, decreased healthcare spending, reduced margins resulting from a shift in revenue towards services, absence or loss of acquisition opportunities to higher bidders, potential failure to complete any announced acquisition, and potential failure of any acquisition to produce expected revenues, profits or synergies. Many of these factors are beyond our ability to control or predict.

Contacts:
Gregory A. Gould
Chief Financial Officer
SeraCare Life Sciences, Inc.
508-244-6400

Sarah Cavanaugh
MacDougall Biomedical Communications
781-235-3060